UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2011

The Wilber Corporation
(Exact name of registrant as specified in its charter)

New York	001-31896	15-6018501
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

245 Main Street, Oneonta, New York 13820
(Address of principal executive offices)

Registrant’s telephone number, including area code: (607) 432-1700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[X] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(f)   The information described below is supplementary to, and in part amends, the compensation disclosure pertaining to the registrant’s named executive officers and/or directors for the fiscal year ended December 31, 2010 that was previously reported in its definitive proxy statement, as filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2011. Such proxy statement was the proxy statement/prospectus included in Amendment No. 2 to Registration Statement on Form S-4, as filed with the SEC by Community Bank System, Inc. (“Community Bank System”) on February 23, 2011 in connection with the merger of The Wilber Corporation with and into Community Bank System.

Compensation and Benefits Committee

Wilber’s Compensation and Benefits Committee (Compensation Committee) currently consists of Directors Joseph P. Mirabito (Chair), Mary C. Albrecht, Thomas J. Davis and James L. Seward.  All the Compensation Committee members are independent directors, as determined by the Board, and as such term is defined in the NYSE Amex Company Guide. The Compensation Committee is responsible for the development, oversight and administration of Wilber’s compensation and benefits program.  The Compensation Committee regularly reviews Wilber’s compensation practices and policies, and recommends to the Board of Directors the compensation and benefits for Wilber’s Chief Executive Officer and Chief Financial Officer.

In addition, the Compensation Committee recommends to the Board of Directors fees to be paid to Directors for attendance at Board and committee meetings.  The full Board of Directors of Wilber Bank, which includes all members of the Wilber Board, reviews salary policies, incentive compensation and general salary administration for all officers, employees and Directors of Wilber and Wilber Bank.

A charter describing these responsibilities, which the Compensation Committee and the Wilber Board periodically review and revise, governs the Compensation Committee.  A copy of the charter appears on Wilber’s website at www.wilberbank.com under the link ‘About Us.’

Compensation and Benefits Committee Report

The Compensation and Benefits Committee met five times in fiscal 2010.  Written minutes of each meeting were prepared and approved by the Compensation Committee and maintained as permanent records.

On January 21, 2010, the Compensation and Benefits Committee met to determine the 2010 salary , 2009 bonus amounts and benefits package for Wilber’s Chief Executive Officer and Chief Financial Officer.  As part of its review, the Compensation Committee considered Wilber’s prior year’s results as well as compensation and benefits data contained in the 2009 Pearl Meyer & Partners Officer Compensation Report (The “Pearl Meyer Report”), which is customarily used within the community banking industry to assist banks in determining competitive wage levels for various officer and non-officer positions.

The Pearl Meyer Report includes seventy (70) officer positions and seventy-three (73) non-officer positions representing 9,200 incumbents.  Information is sorted by asset size and provides mean and median base salary levels by position, as well as short and long-term incentives for each executive position.

The Compensation Committee believes that the total compensation paid to the named executive officers in 2010 approximated the average total compensation for similar positions at the peer banks that participated in the 2009 Pearl Meyer Report.

The following is the peer group used in the 2009 Pearl Meyer Report:

Bank of Holland	Oneida Savings Bank	ESL Federal Credit Union
Fulton Savings Bank	Orange County Trust Company	Flushing Savings Bank
Steuben Trust Company	Solvay Bank	Glens Falls National Bank & Trust
The Bank of Greene County	The Bank of Castile	New York Community Bancorp, Inc
The Lyons National Bank	The Adirondack Trust Company	Northfield Bank
Walden Savings Bank	Ulster Savings Bank	Provident Bank of NY
Brooklyn Federal Savings Bank	Wilber National Bank	Suffolk County National Bank
Evans National Bank	Alliance Bank, N.A	Tompkins Trust Company
First Trade Union Bank	Berkshire Bank	Webster Bank
Legacy Bancorp	Columbia Bank
Mahopac National Bank	Community Bank, N/A.

Pearl Meyer & Partners’ role in determining Chief Executive and Chief Financial Officer compensation during 2010 was limited to providing the foregoing general survey information.  Pearl Meyer & Partners was not engaged by management or the Compensation and Benefits Committee to provide any specific information or recommendations to Wilber.

The Compensation Committee also considered the data in the 2009 Top Ten Salary Survey compiled by a peer bank operating in New York State in a similarly situated market.  The survey data included salary and benefits levels, profit sharing, retirement, short and long term incentives and Supplemental Executive Retirement Plan (SERP) benefits for the top ten paid employees in each of eight (8) comparable financial institutions, seven (7) of which are headquartered in New York State and one (1) headquartered in Vermont.  2009 was the third year in which Wilber participated in this survey.  This survey is specific to executive level employees and assists in validating information from the Pearl Meyer & Partners survey while providing valuable peer bank comparisons.

Using information from these two sources, in conjunction with a review of Wilber’s prior year’s performance, Wilber’s Chief Executive Officer and Senior Vice President of Human Resources and Development formulated a proposed 2010 Salary Administration Plan for consideration by the Compensation and Benefits Committee, and recommendation for approval by the full Board.  The 2010 Salary Administration Plan includes a description of the surveys utilized, including local and regional surveys for non-exempt staff positions; specific observations regarding trends in salary increases; bonuses awarded; turnover rates; recommendations for pay range adjustments; entry level pay rates; amounts to be budgeted for merit increases; structural or market adjustments; and requested adjustments in staffing levels.  The Compensation Committee, however, independently evaluates the survey data with respect to the compensation structure and specific compensation amounts for the Chief Executive Officer and Chief Financial Officer.

Compensation Decisions in 2010

The following discussion describes the Compensation Committee’s decisions regarding the compensation of Douglas C. Gulotty, who held the position of President and Chief Executive Officer of Wilber and Wilber Bank until August 2, 2010; the appointment and compensation of Alfred S. Whittet, who succeeded Mr. Gulotty as temporary President and Chief Executive Officer until November 22, 2010, and the subsequent appointment and compensation, effective November 22, 2010, of James M. Mack, the current President and Chief Executive Officer of  Wilber Bank.

The Compensation and Benefits Committee also reviewed and recommended compensation changes with respect to Joseph E. Sutaris, the Chief Financial Officer of Wilber and Wilber Bank and Jeffrey C. Lord and Robert A. Hayes, the next most highly compensated officers of Wilber Bank, whose salaries exceeded $100,000 in fiscal 2010.

It is Wilber’s compensation policy to give significant consideration to the base salary it provides to its senior executive officers so as to maintain comparability with the salaries paid to executives in comparable positions managing similar banks.  Accordingly, at its January 21, 2010 meeting, the Compensation and Benefits Committee recommended to the Board of Directors that Mr. Gulotty’s annual salary be increased from $280,000 to $300,000 based on a comparability analysis of Mr. Gulotty’s current base salary, his 2009 performance in the midst of an adverse economy and increasing regulatory environment as well as his sustained strong community involvement.

The Compensation and Benefits Committee recommended to the Board of Directors that Mr. Sutaris’ annual salary be increased from $190,000 to $210,000.  The Compensation Committee recognized Mr. Sutaris’ accomplishments as Executive Vice President and Chief Financial Officer.  Items specifically cited included: (i)  Wilber Bank’s assets and management of liabilities to optimize earnings; (ii) net interest income exceeding budget and previous year results by $37 thousand and $5.452 million, respectively; (iii) management of liquidity within acceptable limits; (iv) Wilber’s and Wilber Bank’s capital positions, which were monitored closely to assure that well-capitalized standards were maintained; and (v) the filing of all Wilber and Wilber Bank regulatory reports in a timely manner.  Additionally, compensation surveys indicated that the recommended salary fit well within established ranges, particularly given the Compensation Committee’s continued judgment that Mr. Sutaris’ range of duties and responsibilities were broader than those of persons in similar positions at comparable financial institutions.

For both of these positions, the Compensation Committee recognizes that annual salary is the first level of reward for effort and for the retention of these executives’ services.  Therefore, the Compensation Committee granted both Messrs. Gulotty and Sutaris an incentive award in 2010 under the terms of the 2008 Omnibus Incentive Plan (the “Incentive Plan”) based on their individual 2009 performance. The 2010 awards were made in the form of restricted stock and cash incentives.  The Compensation Committee specified that a maximum of one-third (1/3) of each incentive award could be deferred to the executive’s account in the 401(k) Profit Sharing Plan (the “401(k) Plan”) under the terms of the profit sharing provision of said Plan.  The remaining amount would be allocated in accordance with the terms of the Incentive Plan, i.e., forty percent (40%) of the award would be paid in cash, and sixty percent (60%) paid in restricted stock.  Mr. Gulotty received $25,000 as an incentive award.  He elected not to defer a portion of his award to his 401(k) Plan account . He therefore received $10,000 in cash and $15,000 in restricted shares of GIW stock.  Under the terms of the Incentive Plan, the shares of restricted stock were forfeited upon his separation from service on August 2, 2010.

Mr. Sutaris received $15,000 as an incentive award.  He elected to defer $5,000 to his 401(k) Plan account and received $4,000 in cash and $6,000 in restricted shares of GIW stock.  The shares will vest at 25% per year beginning in 2011 until fully vested in 2014.

The incentive amounts paid to Messrs. Gulotty and Sutaris were accrued during 2009 and represented only one-half (1/2) of the minimum payout that could have been awarded under the 2009 incentive program approved by the Compensation Committee. The Compensation Committee decided that because Wilber Bank’s 2009 earnings were enhanced by non-core securities gains, a full payment pursuant to the incentive program was not warranted.

Messrs. Lord’s and Hayes’ salaries were increased from $150,000 to $157,500 and $137,500 to $142,500, respectively.  These increases were made in conjunction with their annual performance reviews completed by Mr. Gulotty, and did not require review by the Compensation Committee.  Mr. Lord’s increase in salary was based on his ability to plan and implement enhanced lending policy and processes leading directly to improved credit administration.  Mr. Hayes’ increase in salary was based on above average performance of the Provantage Home Loans division and an increase in his responsibilities to include branch system oversight.

Following Mr. Gulotty’s separation from service, Wilber requested past President and Chief Executive Officer, Alfred S. Whittet, to return from retirement to temporarily fill the role of President and Chief Executive Officer.  In order for Mr. Whittet to assume this role, regulatory approval was required.  Wilber applied for and received authorization to appoint Mr. Whittet as interim President and Chief Executive Officer from the Office of the Comptroller of the Currency, Syracuse Field Office, by letter dated August 24, 2010.  At its August 27, 2010 meeting, the Compensation and Benefits Committee recommended to the Board of Directors that Mr. Whittet’s remuneration as temporary President and Chief Executive Officer be set at $150 per hour, a rate of pay equivalent to the annualized salary of his predecessor, Mr. Gulotty. Soon after, the Wilber Board also directed that the Compensation Committee commence a search for a permanent appointment to fill the President and Chief Executive Officer position.

At its November 22, 2010 meeting, the Board of Directors of Wilber Bank appointed James M. Mack to fill the position of President and Chief Executive Officer of Wilber Bank, and accepted the resignation of Alfred S. Whittet from that role.  Mr. Whittet retained the role of President and Chief Executive Officer of Wilber. Mr. Mack was selected from a group of qualified candidates because of his excellent record of success with financial institutions in transition. The Syracuse Field Office of the Office of the Comptroller of the Currency granted initial approval of Mr. Mack’s appointment as temporary President and Chief Executive Officer by letter dated November 19, 2010.  Wilber filed a subsequent application, as required by law, for permanent approval, which is still pending.  In order to provide incentive to Mr. Mack to take on a limited tenure position and facilitate the completion of the merger with Community Bank System, Inc. (scheduled for the second quarter of 2011), his annual salary was fixed at $300,000 with a bonus of $300,000.  The bonus is contingent on the successful completion of the merger.  The terms of Mr. Mack’s employment are subject to the approval of Wilber Bank’s regulators.

Compensation Committee Interlocks and Insider Participation

Wilber Bank has made loans to each member of the Compensation and Benefits Committee or to a member’s related entity.  All such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with borrowers who are not related to Wilber Bank, and did not involve more than normal risk of collectability or present other unfavorable features.

Director Compensation

In fiscal 2010, Wilber’s Board of Directors was comprised of nine members.  All of these Directors served on the Board of Wilber Bank.  In fiscal 2010, three of the Directors of Wilber and Wilber Bank (Messrs. Whittet, Wilber and Wright), plus two other persons who are not Wilber Bank employees, comprised the Board of Wilber REIT, Inc. (“REIT”), a wholly owned subsidiary of Wilber Bank.

Wilber’s Directors receive an annual retainer of $3,000 if they participate in at least 75% of the Board meetings and the meetings of the committees on which they serve, plus fees for each Board and committee meeting they attend.  Wilber Bank and REIT Directors also receive fees for Board and committee meetings attended, but do not receive an annual retainer for such meetings.  Directors who are full-time employees of Wilber and Wilber Bank do not receive an annual retainer or Board or committee fees.  Non-employee Directors of Wilber and Wilber Bank receive $700 per meeting and $300 for each committee meeting of Wilber and Wilber Bank.  The Chair of each of the committees of Wilber’s Board and Wilber Bank’s Board receives $600 for each meeting he or she attends.  The Chair of the Audit Committee receives an additional annual fee of $1,200, reflecting the responsibilities of his position.  REIT directors receive a fee of $300 for each meeting they attend, with its Chair receiving $600 for each meeting.  Wilber and Wilber Bank Directors were able to defer a portion of their fees under a Deferred Fees Plan established in 2001.  Total compensation paid or earned in fiscal 2010 to all Directors of Wilber, Wilber and REIT amounted to $256,200.  This amount includes fees paid to two REIT Directors who are not officers of Directors of Wilber and Wilber Bank, and who are not included in the table below.  In addition, each Wilber Bank Director receives $25,000 of term life insurance up through age 64, after which it decreases to $17,000.

The following table presents information about the compensation paid to Wilber’s Directors in fiscal 2010.

Name	Fees Paid or Earned in Cash ¹	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation2	Total
	($)	($)	($)	($)	($)	($)
Cheri Albrecht	35,400	0	0	0	0	58	35,458
Olon T. Archer	37,500	0	0	0	5,857	58	43,415
Thomas J. Davis	31,800	0	0	0	2,779	58	34,637
Joseph P. Mirabito	33,600	0	0	0	0	58	33,658
James L. Seward	28,800	0	0	0	0	58	28,858
Alfred S. Whittet 3	24,300	0	0	0	1,703	38	26,041
David F. Wilber III	33,600	0	0	0	0	38	33,638
Brian R. Wright 3	29,100	0	0	0	1,130	38	30,268

(1)
Includes fees deferred under the Directors’ Deferred Fees Plan.  This plan allows Directors of Wilber and Wilber Bank to elect to defer the receipt of their compensation to a future date.  Deferred fees are credited, together with interest accruing thereon, to a separate liability account.  The funds in these accounts are not segregated from Wilber Bank’s general assets and participants have no rights against Wilber Bank for any portion of their accounts except as general unsecured creditors.  Interest is credited annually at a rate equal to the interest rate for a 5-year U.S. Treasury Note in effect January 1 or each year.  The balance of any account is payable to the Director, or to his designated beneficiaries, in a lump sum or is sixty (60) monthly installments, at the election of the Director.  Payments begin on a date specified by the Director or upon his termination as a Director of Wilber Bank or Wilber.  Four (4) Directors participated in the plan during fiscal 2010.

(2)	Represents life insurance premiums paid by Wilber for the Directors.

(3)	Includes fees paid to Chairman Wright and Vice Chairman Whittet for attending in an “ex officio” capacities at various Committee meetings of the Company.

Components of Executive Compensation

The following components comprise Wilber’s current executive compensation program:

Cash Compensation

Wilber has traditionally employed cash compensation, consisting of annual salary and bonuses, as the primary component of its compensation program.  While Wilber considers the salaries and bonuses paid by comparable financial organizations when it establishes base salary levels and bonuses for executive officers, it does not benchmark by reference to any specific industry, market index or other measures.  In making its decisions about annual salary and compensation for its executive officers, the Compensation Committee considers a number of quantitative and qualitative factors in addition to comparative salary and bonus data, including: (i) its overall financial and operational achievements, as well as the performance of the business or function for which the individual is responsible; (ii) the individual’s experience and responsibilities; (iii) the individual’s effectiveness in performing those responsibilities; (iv) the individual’s role in leading or helping implement its short-term and long-term strategies; (v) the market for individuals with the relevant skills, experience and expertise; and (vi) Wilber’s desire to retain the individual.

Profit Sharing Plan

Wilber maintains a 401(k) and Profit Sharing Plan for all of its employees.  Under the plan, the Board of Directors, in its discretion, awards cash payments and/or contributions to the 401(k) Plan accounts of participating employees based upon Wilber’s achievement of profit levels established by the Board of Directors.  The awards are computed as a percentage of employees’ earned wages and tied to their job grade level within Wilber.  The Board of Directors made awards in 2010 available to Mr. Gulotty, then President and Chief Executive Officer, and the Chief Financial Officer.  These awards were part of the two executive officers’ incentive payment based on 2009 performance.  As discussed previously, Mr. Gulotty elected not to have a portion of his incentive award allocated to his 401(k) Plan account.

Employment Retention Bonus and Incentive Agreements

The following discussion provides information regarding Employment, Retention Bonus and Incentive Agreements between Wilber Bank and the named executive officers.  The information under the Potential Post-Employment Termination Payments Table in this report provides further details regarding the nature and amounts of potential payments to the named executive officers under their respective Employment, Retention Bonus and Incentive Agreements.

Employment Agreements

Wilber Bank had entered into Employment Agreements with Messrs. Gulotty and Sutaris.  These Employment Agreements commenced on January 2, 2006 and extended through December 31, 2010, unless terminated sooner as provided in the agreements.  The Employment Agreements were intended to secure these individuals’ continued employment with Wilber Bank and provide them with a level of job security, free from the distractions inherent in at-will employment.  During the terms of the agreements, Messrs. Gulotty and Sutaris were guaranteed annual compensation of no less than $215,000 and $150,000, respectively.  The agreements provided automobiles and related expense reimbursement for each executive and a country club membership to Mr. Gulotty for business entertainment purposes.  In 2010, Mr. Gulotty decided not to avail himself of the country club membership. Mr. Gulotty’s Employment Agreement was terminated in August 2010 due to his departure from Wilber Bank and was replaced by a Separation Agreement, which was effective August 13, 2010.  The Separation Agreement was submitted to the Office of the Comptroller of the Currency and to the Federal Deposit Insurance Corporation for approval, who both approved a severance payment in the amount of $300,000, an amount equal to his annual salary as in effect upon his termination of employment. Mr. Gulotty also received a payment of approximately $36,000 representing his accrued but unused vacation and sick pay.

Wilber and Mr. Sutaris mutually agreed to allow his Employment Agreement to expire on December 31, 2010 in consideration of the pending merger of Wilber into Community Bank System, Inc.

Retention Bonus Agreements

Wilber Bank has entered into Retention Bonus Agreements with several key employees including three (3) of the named executive officers; Messrs. Sutaris, Lord and Hayes.  These agreements are designed to furnish an incentive for the executives to remain with Wilber and/or Wilber Bank if a change in control of either occurs.  The Retention Bonus Agreements require Wilber Bank to make certain payments to the executives in the event of a change in control of Wilber Bank or Wilber.  In each of these agreements, “change in control” is generally defined to mean: (i) a transaction where a consolidation or merger of either Wilber or Wilber Bank occurs and neither is the surviving corporation, (ii) a transaction where the common shares of either Wilber or Wilber Bank are exchanged for cash, securities or other property, (iii) a transaction involving the sale, lease or exchange of all, or substantially all, of the assets of Wilber or Wilber Bank, (iv) a transaction where the shareholders of Wilber approve a plan of liquidation, or (v) a transaction where any person other than Wilber (and in Mr. Sutaris’ agreement, a person other than Brian R. Wright, his spouse or children) becomes the beneficial owner of 50% or more of Wilber’s or Wilber Bank’s outstanding common stock; and (vi) in Mr. Sutaris’ agreement, during any period of two consecutive years, individuals who at the beginning of that period cease to constitute a majority of Wilber’s or Wilber Bank’s Board of Directors, unless the new Directors are approved by a vote of two thirds of the Directors who were in office at the beginning of the period.

The Retention Bonus Agreements provide to each of Messrs. Sutaris, Lord and Hayes a one-time lump sum bonus amount if they are employed in their current capacity upon the consummation of a change in control of Wilber Bank or Wilber, or if their employment is terminated other than for cause during the nine month period preceding consummation of the change in control.  Mr. Sutaris’ agreement provides him with a bonus amount equal to 150% of his then current annual salary and Messrs. Lord’s and Hayes’ agreements provide for payments of 100% of their then current salaries.  In the event a retention bonus payment would constitute a “parachute payment” as defined by the Internal Revenue Service, the severance payment shall be reduced to the largest amount possible without imposing an excise tax on Wilber under Section 4999 of the Internal Revenue Code.

Under the Retention Bonus Agreements, if the executives voluntarily terminate their employment within 6 months of the date of consummation of the change in control, they are subject to non-compete restrictions.  The restriction applies to Mr. Sutaris for 1 year following any termination of employment and to Messrs. Lord and Hayes for 3 months following any termination of employment.

Omnibus Incentive Plan/Cash and Restricted Stock Plan Award Agreements

The Wilber Corporation 2008 Omnibus Incentive Plan (the “Incentive Plan”) was approved by shareholders on April 25, 2008.  The Incentive Plan was adopted to grant cash, stock, and stock-based awards to a select group of management, highly compensated employees and directors of Wilber and its subsidiaries in order to attract and retain such key persons and to provide such individuals with an equity interest in Wilber.  Awards up to a maximum of 500,000 shares of Wilber’s common stock may be awarded to eligible individuals with not more than 20,000 shares of Wilber’s common stock being awarded to any such individual in any fiscal year.

If the Compensation and Benefits Committee, in its discretion, grants an award of Wilber’s common stock to an eligible individual, it will also grant an award of cash compensation to that eligible individual to allow that person to pay the taxes that accrue upon the distribution of the shares granted. The Compensation and Benefits Committee may, in its discretion, grant additional cash awards to eligible individuals. In granting stock, stock-based awards or cash, the Compensation and Benefits Committee may, in its discretion, condition the awards on the achievement of certain performance goals over specified periods of time.

Under the authority of the Incentive Plan, Wilber Bank has entered into Cash and Restricted Stock Plan Award Agreements with Messrs. Sutaris, Lord and Hayes. During 2010, the Compensation and Benefits Committee extended eligibility to seven (7) other select members of management and highly compensated employees of Wilber.  These are currently the only participants in the Incentive Plan.

The Cash and Restricted Stock Plan Award Agreements are intended to promote the growth and profitability of Wilber by providing Messrs. Sutaris, Lord and Hayes with an incentive to achieve corporate objectives, secure their continued employment, and provide them with an equity interest in Wilber and thereby directly connect their and our shareholders’ financial interest.  Under the agreements, if certain performance goals are achieved, Messrs. Sutaris, Lord and Hayes are to be awarded shares of Wilber’s common stock, restricted through a specific vesting schedule, and cash.  As previously described in the “Compensation Decisions in 2010” section above, an award was granted to Mr. Sutaris in 2010 for the fiscal 2009 performance measurement period.  Mr. Sutaris’ performance goals included achievement of minimum net income and capital level ratios.  Messrs. Lord and Hayes were not participants in the Incentive Plan in 2009, and thus were not eligible for Cash and Restricted Stock Plan awards in 2010.

Incentive Agreements

In 2010, Wilber Bank entered into Incentive Plan Agreements with Messrs. Lord and Hayes that provide incentives for their performance as Wilber Bank’s Regional Presidents. As in 2009, these Agreements form a portion of the compensation package of these two executives. Mr. Lord’s 2010 Incentive Plan Agreement is based on several metrics, including loan portfolio income, credit quality measures, and managed sales efforts.  Mr. Hayes’ 2010 Incentive Plan Agreement is based on several metrics, including mortgage loan quality, income and volume, and branch system sales and structure.  Amounts paid in 2010 under these programs are presented in the Summary Compensation Table, “Non-Equity Incentive Plan Compensation” column.

Retirement Benefits

Wilber provides both qualified and nonqualified retirement benefits to its employees. Specifically, Messrs. Sutaris and Lord are participants in Wilber’s Defined Benefit Retirement Plan, which was frozen in February 2006. All of the named executive officers are participants in Wilber’s 401(k) Plan, to which Wilber contributes.  Wilber also offered a nonqualified Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) to certain executives that was frozen in 2004.  With the exception of Messrs. Mack and Hayes who were first employed by Wilber Bank following the freezing of the Deferred Compensation Plan, all of the named executive officers have amounts held for their benefit in this Plan, but may no longer defer salary or bonuses into the Plan.  Detailed information about these benefits is set forth under the Non-Qualified Deferred Compensation Table and Pension Benefits Table in this report.

The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2009 and 2010.

Summary Compensation Table
Name and Principal Position(1)	Year	Salary	Cash Bonus	Restricted Stock Awards	Non- Equity Incentive Plan Compensation	Change in Pension Value and Non- qualified Deferred Compensation Earnings	All Other Compensation (6)	Total
		($)	($)	($)	($)	($)	($)	($)
James M. Mack President and CEO of Wilber Bank (2)	2010	34,615(2)	0	0	0	N/A	0	34,615
Joseph E. Sutaris EVP, Chief Financial Officer of Wilber & Wilber Bank	2010	210,000 (3)	4,000	6,000	0	17,328(4)	18,220	255,548
	2009	190,000	0	0	0	11,229(5)	78,555	279,784
Jeffrey C. Lord Regional President, Southern Tier and Hudson Valley	2010	157,500	0	0	4,530(7)	19,444(4)	15,214	196,688
	2009	150,000	0	0	30,211(7)	13,691(5)	83,509	277,411
Robert A. Hayes Regional President, Capital District of the Bank	2010	142,500	5,000	0	14,400(7)	N/A	6,200	168,100
	2009	137,500	14,000	0	16,966 (7)	N/A	5,465	173,931

(1)
Between August 27, 2010 and November 22, 2010, Alfred S. Whittet was the interim President and CEO of Wilber Bank with an annual base salary of $292,500.  Mr. Whittet also earned additional compensation in the aggregate amount of $75,419 representing 401(k) employer contributions, Director fees and a Supplemental Executive Retirement Plan benefit from his previous position with Wilber as President and CEO.  The change in the value of Mr. Whittet’s accumulated pension benefit at fiscal year ending December 31, 2010 is $37,725.  The value of his vested accumulated pension benefit is $1,179,913.

During the period January 1, 2010 through August 2, 2010, Douglas C. Gulotty held the President and CEO position of Wilber and Wilber Bank.  Mr. Gulotty’s annual base salary was $300,000 at the time of his separation of employment with Wilber.  His bonus for 2010 was $10,000.  Mr. Gulotty also received $15,000 in restricted stock awards which were subsequently forfeited upon his separation from Wilber.  Mr. Gulotty received additional compensation of $54,580 representing 401(k) employer contributions, Employer-paid life insurance premiums, an automobile allowance, and vacation and sick leave pay which was in connection with his separation from Wilber.  The change in the value of Mr. Gulotty’s accumulated pension benefit at fiscal year ending December 31, 2010 is $58,303.  The value of his vested accumulated pension benefit is $360,112.  Additionally, in connection with Mr. Gulotty’s termination of employment, Wilber Bank’s regulators approved a separation payment to Mr. Gulotty in the aggregate amount of $300,000, equal to one year’s salary which was paid in 2011.

(2)
Mr. Mack was appointed to the position of President and CEO of Wilber Bank, effective November 22, 2010, subject to final approval of Wilber Bank’s regulators.  Mr. Mack’s 2010 earnings of $34,615 were based on an annual salary of $300,000.

(3)
The Wilber Board approved a salary increase of $25,000 for Mr. Sutaris, effective January 1, 2011.  The value of Mr. Sutaris’ Retention Bonus and potential severance pay in the event of an involuntary termination of employment will be determined using his 2010 base salary of $210,000.

(4)
Reflects the increase in the actuarial present value in the lump sum payable of the defined benefit plan at October 1, 2010 and the lump sum payable at December 31, 2010 of the non-qualified deferred compensation plan for each of the named executive officers.  Neither Mr. Mack nor Mr. Hayes participates in this plan as it was frozen prior to the inception of their employment with Wilber.

(5)
Reflects the increase in the actuarial present value in the lump sum payable of the defined benefit plan at October 1, 2010, and the lump sum payable at December 31, 2010 of the non-qualified deferred compensation plan for each of the named executive officers.  Mr. Hayes does not participate in this plan.

(6)
All other compensation for 2010 includes the following amounts: (1) for Mr. Sutaris: 401(k) employer contributions of $6,990, automobile allowance of $6,280, employer-paid life insurance premiums equal to $178, and $3,231 for due diligence work related to merger activities;(2) for Mr. Lord: 401(k) employer contributions of $5,246, automobile allowance of $5,544, employer -paid life insurance premiums equal to $251, vacation pay in the amount of $1,731, and $2,423 for due diligence work related to merger activities; for Mr. Hayes: 401(k) employer contributions of $4,942, employer-paid life insurance premiums equal to $162, and $1,096 for due diligence work related to merger activities.  All other compensation for 2009 includes the following amounts:  Mr. Sutaris: $64,073 Split Dollar Life Insurance “Buy-out”, $7,350 employer contribution to Mr. Sutaris’ 401(k) plan account, $6,954 automobile allowance, and $178 imputed value under Split Dollar and Group Term Life Insurance; Mr. Lord: $69,827 Split Dollar Life Insurance “Buy-out”, $7,350 employer contribution to Mr. Lord’s 401(k) plan account, $4,804 automobile allowance, $1,298 for unused vacation pay, and $230 imputed value under Split Dollar and Group Term Life Insurance; Mr. Hayes: $5,315 employer contribution to Mr. Hayes’ 401(k) Plan account, and $150 imputed value under Group Term Life Insurance.

(7)
Wilber Bank paid these amounts pursuant to Mr. Lord’s and Mr. Hayes’ Incentive Agreements. The portion of Mr. Lord’s Incentive Agreement that was based on commercial loan volume was eliminated from his Incentive Agreement in the second quarter of 2010.

The following table includes information about the named executive officers’ benefits under the Company’s non-qualified deferred compensation plans.  Neither Mr. Mack nor Mr. Hayes participates in this plan.

2010 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year (1)(2)	Aggregate Withdrawals/ Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
	($)	($)	($)	($)	($)
James M. Mack	N/A	N/A	N/A	N/A	N/A
Joseph E. Sutaris	0	0	1,965	0	9,732
Jeffrey C. Lord	0	0	2,755	0	14,610
Robert A. Hayes	N/A	N/A	N/A	N/A	N/A

(1)
Represents earnings on contributions made by the named executive officers to Wilber Bank’s Executive Officer Deferred Compensation Plan.  In December 2004, the Board of Directors voted to freeze this plan commencing in fiscal year 2005.  Under the deferred compensation plan, participating executive officers could elect to defer a portion of their annual bonus and earn a return on the deferred fund balance based upon the performance of the classes of eligible securities chosen by the participating officer.  Eligible securities included: (i) U.S. Government debt obligations; or (ii) equities and debt instruments, including mutual funds, used as investments by the Trust Department of Wilber Bank.  Additionally, participants could elect to index their deferred amounts to the financial performance of Wilber’s common stock (“phantom stock”).  Participants could defer payment of the elected salary and bonus amounts for federal and state income taxes purposes and defer payment of taxes on capital appreciation and income earned on the “phantom stock” or underlying investments purchased for their account until withdrawal.  The plan vested immediately and was not tied to long-term performance goals. Wilber Bank did not provide a matching benefit for participants.  The participant’s account is not held by Wilber Bank in trust, escrow or similar fiduciary capacity.  Accordingly, neither the participant nor the participant’s legal representative have any right against Wilber Bank or Wilber with respect to any portion of the account, except as a general unsecured creditor.  With notice to Wilber Bank, as required by law, the participants may withdraw funds upon the termination of their employment, retirement or in the event of financial hardship.  The participants may upon notice, make withdrawals from their deferred compensation upon retirement or termination in: (i) a lump sum not later than 90-days after termination, (ii) monthly installments for a designated number of months not to exceed 60 months; or (iii) any other method permitted by law.

(2)
As participants in this plan in 2010, Mr. Gulotty and Mr. Whittet had aggregate earnings at December 31, 2010 of $24,012 and $9,590, respectively.  Mr. Gulotty’s aggregate account balance at December 31, 2010 was $76,678, and Mr. Whittet’s was $66,699.

2010 Pension Benefits

The following table includes information about the named executive officers’ benefit under Wilber’s pension plan.
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year 1
		(#)	($)	($)
James M. Mack	N/A	N/A	N/A	N/A
Joseph E. Sutaris	New York State Banker Retirement System Volume Submitter Plan as Adopted by Wilber National Bank	10.0833	95,880	0
Jeffrey C. Lord	New York State Banker Retirement System Volume Submitter Plan as Adopted by Wilber National Bank	9.8333	121,420	0
Robert A. Hayes	N/A	N/A	N/A	N/A

(1)    Wilber’s defined benefit pension plan was frozen in February, 2006, as a result neither Mr. Mack nor Mr. Hayes participates in this plan.  The assumptions used to determine the present values of accumulated benefits under the defined benefit pension plan were based on the discount rate of 5.24%.

The following table sets forth the nature and amounts of potential payments to each of the named executive officers upon termination of employment or a change in control of Wilber.

Potential Post - Employment Termination Payments
Name	Benefit	Voluntary	For Cause	Severance if Terminated Without Cause	Death Benefit	Change in Control With Continued Employment	Change in Control Without Continued Employment
		($)	($)	($)	($)	($)	($)
	Severance/Bonus	0	0	138,4622	500,000	300,0003	300,000
James M. Mack1	Payment If Merger is Completed
	Health and	0	0	7,194	0	0	0
	Welfare
	Total	0	0	145,656	500,000	300,000	300,000
	Severance/Retention Bonus Payment	0	0	108,462	500,000	315,000	423,462
Joseph E. Sutaris	Health and	0	0	7,194	0	0	7,194
	Welfare
	Total	0	0	115,656	500,000	315,000	430,656
	Severance/Retention Bonus Payment	0	0	72,692	500,000	157,500	230,192
Jeffery C. Lord	Health and	0	0	7,194	0	0	7,194
	Welfare
	Total	0	0	79,886	500,000	157,500	237,386
	Severance/Retention	0	0	65,769	500,000	142,500	208,269
	Bonus Payment
Robert A. Hayes	Health and	0	0	7,194	0	0	7,194
	Welfare
	Total	0	0	72,963	500,000	142,500	215,463

(1)	The terms of Mr. Mack’s employment are subject to regulatory approval.
(2)
Should Mr. Mack’s employment be terminated by Wilber without cause prior to the consummation of the contemplated Merger, he will be entitled to severance in accordance with the terms of Wilber Bank’s severance pay policy.  The severance payable is subject to regulatory approval.

(3)
The bonus payment to Mr. Mack is contingent on the successful completion of the contemplated Merger, or another change in control transaction, and is not contingent upon continued employment following a change in control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WILBER CORPORATION
(Registrant)

/s/ Joseph E. Sutaris
Joseph E. Sutaris
Secretary, Treasurer & Chief Financial Officer
Date: March 1, 2011